Exhibit 99.1

For Immediate Release: Thursday, Sept. 17, 2015

GM Reaches Agreement with U.S. Attorney’s Office

DETROIT - General Motors Co. (NYSE: GM) confirmed today that the company has reached a settlement in the form of a Deferred Prosecution Agreement with the U.S. Attorney’s Office for the Southern District of New York regarding the company’s handling of the ignition switch defect in certain older model vehicles.

“The mistakes that led to the ignition switch recall should never have happened. We have apologized and we do so again today,” said GM CEO Mary Barra. “We have faced our issues with a clear determination to do the right thing both for the short term and the long term. I believe that our response has been unprecedented in terms of candor, cooperation, transparency and compassion.”

GM Chairman Theodore M. Solso said, “GM’s Board of Directors took swift action to investigate the ignition switch issue and we have fully supported management’s efforts to regain the trust and confidence of customers and regulators, and to resolve the Justice Department’s investigation. GM’s Board and leadership recognize that safety is a foundational commitment, and the changes the company has made in the last 15 months have made it much stronger.”

Under the Agreement, the U.S. Attorney’s Office agrees to defer prosecution of charges against GM related to the ignition switch defect and recall for three years. If GM satisfies the terms of the Agreement, federal prosecutors will then seek dismissal of the charges with prejudice.

The Agreement includes a requirement that GM cooperate with the federal government and establish an independent monitor to review and assess the company’s policies and procedures in certain discrete areas relating to safety issues and recalls. GM will also pay a $900 million financial penalty associated with this Agreement and will record a charge for this amount in the third quarter.

The Agreement states that the government’s decision to defer prosecution was based on the actions GM has taken to “demonstrate acceptance and acknowledgement of responsibility for its conduct,” including:

•	Conducting a swift and robust internal investigation

•	Furnishing investigators with information and a continuous flow of unvarnished facts

•	Providing timely and meaningful cooperation more generally in the government’s investigation

•	Terminating wrongdoers

•	Establishing a full and independent victim compensation program that is expected to pay out more than $600 million in awards

“Reaching an agreement with the Justice Department does not mean we are putting the issue behind us,” Barra said. “Our mission has been to take the difficult lessons from this experience and use them to improve our company. We’ve come a long way and we will continue to build on our progress.”

The Recall and GM’s Response

Following the ignition switch recalls in February and March 2014, GM pledged its full cooperation to authorities investigating the matter. GM’s Board also retained former U.S. Attorney Anton Valukas to conduct an independent investigation.

In June 2014, the Valukas Report was provided to the National Highway Traffic Safety Administration, the U.S. Department of Justice, and members of both the U.S. House of Representatives and Senate. The results of the investigation were later made public.

Barra also discussed the Valukas Report with GM employees in a global town hall meeting, during which she said, “We aren't simply going to fix this and move on. We are going to fix the failures in our system... and we are going to do the right thing for the affected parties.”

After the recall, GM began making far-reaching changes to its vehicle quality and safety organizations:

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Decisions about vehicle safety and recalls are now elevated to some of the highest levels of the company. GM created a new position, vice president, Global Vehicle Safety, with global responsibility for the development of GM vehicle safety systems, confirmation and validation of safety performance, as well as post-sale safety activities, including recalls.

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Approximately 200 employees joined the Global Safety organization in 2014, including more than 30 new safety investigators in North America whose roles are to help identify and quickly resolve potential safety issues.

•	A data analytics team was created to search for emerging issues using internal and external sources, including those reported to NHTSA.

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The company created a “Speak up for Safety” program, designed to give employees and dealers an easy and consistent way to report potential vehicle or workplace safety issues, or suggest safety-related improvements.

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GM’s Global Vehicle Engineering organization was reorganized to improve cross-system integration, deliver more consistent performance across vehicle programs, and address functional safety and compliance in vehicle development.

•	GM has implemented new policies and procedures to expedite the repair of recalled vehicles, and to improve its certified pre-owned vehicle program.

The company also established the GM Ignition Compensation Claims Resolution Facility, which is independently administered by attorney Kenneth Feinberg. The facility was designed to settle claims brought by people who suffered physical injuries or lost family members in accidents that may have been related to the ignition switch. It has awarded settlements even to those whose claims involved contributory negligence, as well as claims that would have been barred by bankruptcy court rulings.

General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets. GM, its subsidiaries and joint venture entities sell vehicles under the Chevrolet, Cadillac, Baojun, Buick, GMC, Holden, Jiefang, Opel, Vauxhall and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com.

Forward-Looking Statements
In this press release, our use of the words “plans,” “goals,” “expect,” “anticipate,” “possible,” “target,” “believe,” “commit,” “intend” “continue,” “may,” “would,” “could,” “should,” “project,” “appears,” “potential,” “projected,” “on track,” “upside,” “positioned,” “outlook” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors may include: our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to maintain quality control over our vehicles and avoid material vehicle recalls and the cost and effect on our reputation of product recalls; our ability to maintain adequate financing sources, including as required to fund our planned significant investment in new technology; the ability of our suppliers to timely deliver parts, components and systems; our ability to realize successful vehicle applications of new technology; overall strength and stability of our markets, particularly outside of North America and China; costs and risks associated with litigation and government investigations including those related to our various recalls; our ability to negotiate a successful new collective bargaining agreement with the UAW and avoid any costly work stoppage; our ability to remain competitive and our ability to continue to attract new customers, particularly for our new products. GM’s most recent reports on Form 10-K and Form 10-Q provide information about these and other factors, which we may revise or supplement in future reports to the Securities and Exchange Commission.
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CONTACT:
Jim Cain
GM Communications
(313) 407-2843
james.cain@gm.com